United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

March 16, 2012

Date of Report

[Date of Earliest Event Reported]

PCS EDVENTURES!.COM, INC.

(Exact name of Registrant as specified in its Charter)

IDAHO	000-49990	82-0475383
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

345 Bobwhite Court, Suite 200

Boise, Idaho  83706

 (Address of Principal Executive Offices)

(208) 343-3110

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2012, Brett Newbold was hired as the Chief Operating Officer.  Mr. Newbold is 59 years of age; he joined PCS Edventures!.com, Inc. (“PCS”) as an operations consultant in January of 2012.  He has extensive executive management experience having served in the roles of CEO, COO, and CTO for a variety of companies, both domestic and international, over many years. Mr. Newbold served as a direct report to Larry Ellison (Oracle, ORCL) for eight years as a Vice President of R&D managing market and technology initiatives.  From 2010 to 2012, he worked as a Digital Signal Processing Research Manager at Transparent Language Inc., from 2008 to 2010, he was CTO at Cooler, Inc. and prior to 2008 he was CTO and President of Trancept, Inc.

He has no family relationships with any director, executive officer, or person nominated or chosen to become a director or executive officer of PCS.  Mr. Newbold has signed a six month Employment Agreement whereby he is to be paid $5,000 in cash and an additional 5,000 shares a month in restricted stock awards.  The Employment Agreement cannot be terminated by PCS during the six month period without cause.  Mr. Newbold received 100,000 shares of restricted stock as a signing bonus.  He was also granted options to purchase 150,000 shares of PCS common stock under the PCS 2009 Equity Incentive Plan, with an exercise price of $0.04 per share based on the market value of the stock on the date of the grant.  Mr. Newbold is also eligible for standard benefits provided to all employees.

Item 7.01  Regulation FD Disclosure.

See the Press Release dated April 12, 2012, Exhibit 99.1.

Item 9.01 Financial Statements and Exhibit

(d)

Exhibit No.

Exhibit Description

99.1

Press Release

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

PCS EDVENTURES!.COM, INC.

Dated:	April 12, 2012	By:	/s/ Leann R. Gilberg
Leann R. Gilberg
CFO

2